UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2022

Inozyme Pharma, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39397	38-4024528
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Summer Street, Suite 400 Boston, Massachusetts	02210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 330-4340

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	INZY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2022, Inozyme Pharma, Inc. (the “Company”) and Henric Bjarke entered into an executive transition, separation and release of claims agreement (the “Separation Agreement”) providing for Mr. Bjarke’s resignation as Senior Vice President and Chief Operating Officer of the Company. Mr. Bjarke’s resignation is a result of his decision to relocate internationally for family and personal reasons. The effective date of Mr. Bjarke’s resignation is December 31, 2022 (the “Separation Date”). On December 7, 2022, the Company and Mr. Bjarke also entered into a consulting agreement (the “Consulting Agreement”), pursuant to which Mr. Bjarke has agreed to provide consulting and advisory services related to the Company’s precommercial and commercial preparedness and business development activities from January 1, 2023 to June 30, 2023, unless earlier terminated (the “Consultation Period”). The Company has commenced a search for Mr. Bjarke’s successor. The Company extends its sincere thanks to Mr. Bjarke for his years of service and for his willingness to continue to assist the Company to ensure a smooth transition.

Pursuant to the Separation Agreement, Mr. Bjarke is entitled to receive continued payment of his 2022 annual base salary for a period of nine months, for an aggregate of $343,961, following the end of the Consultation Period, subject to Mr. Bjarke’s continued employment with the Company through the Separation Date, execution and nonrevocation of a release of claims in favor of the Company and compliance with the Separation Agreement, the release and applicable restrictive covenants. In addition, subject to eligibility, the Separation Agreement provides for continued payment by the Company of the Company’s share of COBRA premiums for Mr. Bjarke’s health benefit coverage for a period of up to nine months following the Separation Date. The Separation Agreement also provides for, among other things, non-disclosure obligations applicable to Mr. Bjarke and mutual non-disparagement obligations.

In consideration for services under the Consulting Agreement, the Company has agreed to pay Mr. Bjarke consulting fees at specified hourly rates. For so long as Mr. Bjarke is providing services to the Company during the Consultation Period, Mr. Bjarke’s equity awards that vest solely based on the passage of time will continue to vest and remain exercisable in accordance with the applicable equity plans and award agreements. In addition, in accordance with the Separation Agreement, (i) effective as of June 30, 2023, the vesting of Mr. Bjarke’s option to purchase 115,000 shares of the Company’s common stock granted on February 24, 2022 will accelerate with respect to 50,000 unvested shares (the “Accelerated Option”), and (ii) any vested options held by Mr. Bjarke that remain outstanding at the end of the Consultation Period (including the Accelerated Option) will remain exercisable until the earlier of one year following the end of the Consultation Period or the original expiration date of such option (the “Extended Exercise Period”), in each case, provided that Mr. Bjarke complies with his obligations under the Separation Agreement and the Consulting Agreement. If the Consulting Agreement is terminated by the Company other than for material breach by Mr. Bjarke or by Mr. Bjarke for material breach by the Company, then Mr. Bjarke will be entitled to (i) the Accelerated Option, on the terms and subject to certain conditions set forth in Separation Agreement, (ii) accelerated vesting of each outstanding stock option held by Mr. Bjarke with respect to the portion of such options that would have vested had Mr. Bjarke continued to provide services under the Consulting Agreement through June 30, 2023 and (iii) the Extended Exercise Period for vested stock options that are outstanding on the date of termination, on the terms and subject to certain conditions set forth in the Separation Agreement.

The foregoing descriptions of the Separation Agreement and the Consulting Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Separation Agreement and the Consulting Agreement, respectively, copies of which are attached as Exhibits 10.1 and 10.2 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Executive Transition, Separation, and Release of Claims Agreement, dated December 7, 2022 by and between Inozyme Pharma, Inc. and Henric Bjarke

10.2	Consulting Agreement, dated December 7, 2022, by and between Inozyme Pharma, Inc. and Henric Bjarke

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOZYME PHARMA, INC.

Date: December 8, 2022	By:	/s/ Axel Bolte
	Name:	Axel Bolte
	Title:	President and Chief Executive Officer